Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Ilene A. Angarola Executive Vice President & Director, Investor Relations & Corp. Communications (516) 683-4420

NEW YORK COMMUNITY BANCORP, INC.
REPORTS 3Q 2011 DILUTED (NON-GAAP) CASH EPS OF $0.30(1)
TOGETHER WITH DILUTED GAAP EPS AND DILUTED (NON-GAAP) OPERATING EPS OF $0.27(2)

Board of Directors Declares 31st Consecutive Quarterly Cash Dividend of $0.25 per Share

3rd Quarter 2011 Highlights

● Solid Profitability Measures:
- GAAP earnings generated a 1.27% return on average tangible assets ("ROTA") and a 16.43% return on average tangible stockholders' equity ("ROTE").(3)
- Excluding prepayment penalty income, the margin declined one basis point to 3.19% linked-quarter; including prepayment penalty income, the margin declined 17 basis points to 3.33%.(4)
● Continued Improvement in Asset Quality:
- Non-performing non-covered loans declined $86.1 million, or 17.1%, linked-quarter to $416.8 million at September 30, 2011, and were down $317.9 million, or 43.3%, from the peak at March 31, 2010.
- Non-performing non-covered loans represented 1.44% of total loans at the end of September, down 32 basis points linked-quarter and 117 basis points since the peak at March 31, 2010.
- Net charge-offs declined $13.7 million, or 51.2%, to $13.1 million over the course of the quarter, and the ratio of net charge-offs to average loans improved five basis points to 0.04%.
● Meaningful Loan Growth:
- Non-covered loans held for investment rose $638.0 million linked-quarter to $25.1 billion at September 30, 2011, signifying an annualized growth rate of 10.4%.
- One-to-four family loans held for sale rose $513.5 million linked-quarter to $1.0 billion.
● Increased Mortgage Banking Income:
- Largely reflecting an increase in originations of one-to-four family loans for sale, mortgage banking income more than doubled on a linked-quarter basis to $24.3 million.
● Strong Capital:
- Tangible stockholders’ equity represented 7.92% of tangible assets at September 30, 2011, excluding accumulated other comprehensive loss, net of tax (“AOCL”).(3)
● Continued Efficiency:
- The operating efficiency ratio improved 56 basis points linked-quarter to 41.65%.(5)

Westbury, N.Y., October 19, 2011 -- New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported GAAP earnings of $119.8 million, or $0.27 per diluted share, for the three months ended September 30, 2011, and $362.4 million, or $0.82 per diluted share, for the nine months ended at that date.

The Company also reported its earnings on a non-GAAP basis.  In the three months ended September 30, 2011, the Company generated non-GAAP operating earnings (“operating earnings”) of $117.1 million, or $0.27 per diluted share, and non-GAAP cash earnings (“cash earnings”) of $130.2 million, or $0.30 per diluted share.  In the nine months ended September 30, 2011, the
__________
Note:  Please see the last page of this release for all footnotes to the text. As further discussed in the footnotes, references to “cash earnings,” “operating earnings,” “tangible assets” and “average tangible assets,” “tangible stockholders’ equity” and “average tangible stockholders’ equity,” “operating efficiency ratio,” and the related measures are non-GAAP financial measures.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	2

Company generated operating earnings of $347.5 million, or $0.79 per diluted share, and cash earnings of $408.1 million, or $0.94 per diluted share.(1)(2)

The Company’s cash earnings for the three and nine months ended September 30, 2011 contributed $10.5 million and $45.7 million more, respectively, to tangible stockholders’ equity than its GAAP earnings alone.(1)(3)

Commenting on the Company's financial performance, President and Chief Executive Officer Joseph R. Ficalora stated, “We are very pleased with the results we produced in the current third quarter, especially in view of the increasingly challenging environment in which we now operate.  Notwithstanding the decline in market interest rates, the costs of regulatory change, and the stubbornly high level of unemployment, we generated solid earnings, supported in part by loan growth, an increase in mortgage banking income, and continued improvement in our measures of asset quality.  At $0.27, our operating earnings per diluted share were up a penny linked-quarter, and at $117.1 million, our operating earnings generated an ROTA and ROTE of 1.25% and 16.08%.  Furthermore, our operating efficiency ratio improved 56 basis points over the quarter to 41.65%.(2)(3)(5)

“Although the linked-quarter decline in market interest rates resulted in lower asset yields, our net interest margin declined a single basis point during this time, absent the impact of prepayment penalties.  Prepayment penalty income fell $13.7 million during this time to $12.1 million, as refinancing activity in the multi-family and commercial real estate space declined.(4)  Nonetheless, our portfolio of non-covered held-for-investment loans grew at an annualized rate of 10.4% to $25.1 billion, linked-quarter, largely reflecting growth in our multi-family and commercial real estate loan portfolios.

“While the decline in market interest rates contributed to a modest linked-quarter decline in net interest income, the drop in residential mortgage interest rates sparked a meaningful increase in mortgage banking revenues.  As refinancing activity picked up nationwide, our rate-lock volume more than doubled to $4.3 billion.  As a result, mortgage banking income more than doubled to $24.3 million over the last three months.

“Our third quarter performance also was highlighted by a marked improvement in our asset quality measures, as the balances of non-performing loans, delinquencies, and net charge-offs all declined.  At the end of September, non-performing non-covered loans represented 1.44% of total loans—the lowest level in ten quarters—as the balance fell $86.1 million, or 17.1%, from the balance at the end of June. Loans 30 to 89 days past due fell $15.3 million, or 28.8%, during this time, to $37.8 million, and net charge-offs were cut in half to $13.1 million.  The latter amount represents a very modest 0.04% of average loans, which was five basis points better than the trailing-quarter measure and two basis points better than the measure reported for the third quarter of last year.

“At a time of increased uncertainty regarding the economy both at home and abroad, the continuing strength of our capital was another important feature,” Mr.  Ficalora noted. “Excluding AOCL, adjusted tangible stockholders’ equity represented 7.92% of adjusted tangible assets, and our regulatory capital ratios continued to exceed the FDIC’s requirements for classification as well-capitalized at quarter-end.” (3)

Board of Directors Declares $0.25 per Share Dividend, Payable on November 17th
“Reflecting our earnings capacity and the strength of our capital position, the Board of Directors last night declared our 31st consecutive quarterly cash dividend of $0.25 per share, and our 69th consecutive quarterly cash dividend overall. The dividend is payable on November 17th to shareholders of record at the close of business on November 7th,” Mr. Ficalora said.

Balance Sheet Summary

Assets
Assets totaled $42.0 billion at September 30, 2011, up $1.4 billion from the June 30th balance and $778.3 million from the balance at December 31, 2010.

Loans
Total loans, net, represented $29.9 billion, or 71.1%, of total assets at September 30, 2011, reflecting a three-month increase of $1.0 billion and an $808.9 million increase from the balance at December 31, 2010.  Primarily reflecting repayments, covered loans (i.e., acquired loans covered by FDIC loss sharing agreements), net, accounted for $3.9 billion, or 12.9%, of total loans at the end of the third quarter, reflecting a three-month decrease of $135.0 million and a $433.3 million decrease since December 31, 2010.  The remainder of the loan portfolio at September 30th consisted of non-covered loans held for sale and non-covered loans held for investment.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	3

Non-Covered Loans Held for Sale
The portfolio of non-covered loans held for sale ("loans held for sale") consists of one-to-four family loans that are originated throughout the country by the Company's mortgage banking subsidiary, NYCB Mortgage Company, LLC, primarily to government-sponsored enterprises ("GSEs").

During the current third quarter, a marked decline in residential mortgage interest rates triggered an increase in mortgage applications, resulting in a significant linked-quarter increase in one-to-four family loans originated for sale.  Originations of one-to-four family loans for sale totaled $1.8 billion in the current third quarter, up $647.0 million, or 56.8%, from the trailing-quarter amount. As a result, the portfolio of one-to-four family loans held for sale more than doubled to $1.0 billion at the end of September from $491.7 million at the end of June.  In addition, rate-lock volume (a leading indicator of expected near-term loan funding levels) rose to $4.3 billion in the current third quarter from $1.6 billion in the second quarter of this year.

Non-Covered Loans Held for Investment
The portfolio of non-covered loans held for investment ("loans held for investment") rose $638.0 million from the June 30th balance to $25.1 billion at September 30, 2011 or, on an annualized basis, 10.4%.  In the nine months ended at that date, the held-for-investment loan portfolio rose $1.4 billion or, on an annualized basis, 8.0%.

Originations of held-for-investment loans totaled $1.9 billion and $6.6 billion, respectively, in the three and nine months ended September 30, 2011, as compared to $1.0 billion and $2.7 billion, respectively, in the three and nine months ended September 30, 2010.  Multi-family loans represented $1.0 billion and $4.2 billion of loans originated in the current three- and nine-month periods, while commercial real estate ("CRE") loans represented $715.7 million and $1.8 billion, respectively.  Acquisition, development, and construction ("ADC") loans accounted for $43.3 million and $96.5 million, respectively, of loans originated for investment during the three and nine months ended September 30, 2011, with other loans (consisting primarily of commercial & industrial, or C&I, loans) representing $119.4 million and $537.3 million, respectively.

At September 30, 2011, multi-family loans represented $17.3 billion, or 68.7%, of total non-covered loans held for investment, up $215.4 million from the June 30th balance and $466.7 million from the balance at December 31, 2010.  At September 30th, the average multi-family loan had a principal balance of $4.1 million. The multi-family loan portfolio had an average loan-to-value (“LTV”) ratio at origination of 54.8% and an expected weighted average life of 3.4 years at that date.

CRE loans represented $6.6 billion, or 26.2%, of total loans held for investment at the end of September, representing a three-month increase of $449.9 million and a nine-month increase of $1.1 billion. At September 30th, the average CRE loan had a principal balance of $3.7 million. The CRE loan portfolio had an average LTV ratio at origination of 53.1% and an expected weighted average life of 3.7 years at that date.

The remainder of the held-for-investment portfolio consisted of ADC loans, other loans (primarily C&I loans), and seasoned one-to-four family loans, most of which were acquired in merger transactions prior to 2009.  In the nine months ended September 30, 2011, the balance of ADC loans declined $87.6 million to $481.6 million, representing 1.9% of loans held for investment.  During this time, other loans fell $57.3 million to $670.5 million, representing 2.7% of the third quarter-end balance, while one-to-four family loans fell to $138.7 million, representing less than 1% of held-for-investment loans.

Pipeline
The current loan pipeline is approximately $3.8 billion, including loans held for investment of approximately $1.5 billion and one-to-four family loans held for sale of approximately $2.3 billion.  Multi-family loans represent approximately $1.3 billion of the current pipeline of held-for-investment loans.

Asset Quality
The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

For the fourth consecutive quarter, the Company's asset quality reflected linked-quarter improvement, as non-performing non-covered loans declined $86.1 million, or 17.1%, from the June 30th balance and $207.6 million, or 33.2%, from the balance at December 31, 2010.  Non-performing non-covered loans thus represented 1.44% of total loans at the end of the third quarter, reflecting improvements of 32 and 79 basis points, respectively, from the June 30th and December 31st measures, and the Company's lowest ratio of non-performing non-covered loans to total loans since the first quarter of 2009.

Non-performing multi-family and CRE loans accounted for the bulk of these improvements, declining $45.1 million and $29.6 million, respectively, over the course of the quarter, and $68.3 million and $86.8 million, respectively, since year-end 2010.  Non-performing ADC loans declined $11.5 million and $40.4 million, respectively, over the three and nine months ended September 30, 2011, while non-performing one-to-four family loans declined more modestly.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	4

Reflecting the decline in non-performing loans, the balance of non-performing assets improved to $519.5 million at the end of September, a $40.1 million decrease from the June 30th balance and a $133.0 million decrease from the balance at December 31, 2010.  The three- and nine-month improvements in non-performing loans were somewhat tempered by respective increases in OREO of $46.0 million and $74.6 million, to $102.7 million, at the third-quarter end.

The following table provides a summary of the Company's non-performing non-covered assets at the dates indicated:

	September 30,	June 30,	December 31,
(dollars in thousands)	2011	2011	2010
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$259,578	$304,695	$327,892
Commercial real estate	75,556	105,167	162,400
Acquisition, development, and construction	51,468	63,001	91,850
One-to-four family	14,249	16,126	17,813
Total non-accrual non-covered mortgage loans	400,851	488,989	599,955
Other non-accrual non-covered loans	15,983	13,992	24,476
Total non-performing non-covered loans	$416,834	$502,981	$624,431
Other real estate owned	102,656	56,641	28,066
Total non-performing non-covered assets	$519,490	$559,622	$652,497

Non-performing non-covered loans to total loans	1.44%	1.76%	2.23%
Non-performing non-covered assets to total assets	1.24%	1.38%	1.58%

The improvement in asset quality also was reflected in a reduction in the balance of loans 30 to 89 days past due.  At September 30, 2011, loans 30 to 89 days past due totaled $37.8 million, down $15.3 million, or 28.8%, on a linked-quarter basis and down $113.2 million, or 75.0%, since December 31, 2010.

Reflecting the meaningful declines in non-performing loans and loans 30 to 89 days past due, total delinquencies improved to $557.3 million at September 30, 2011, reflecting a 9.0% reduction from $612.8 million at the end of the second quarter and a 30.6% reduction from $803.5 million at December 31, 2010.

The level of net charge-offs also declined in the three months ended September 30, 2011 from the levels recorded in the trailing and year-earlier three months. At $13.1 million, net charge-offs were down $13.7 million on a linked-quarter basis and $3.6 million year-over-year.  The third quarter 2011 amount represented 0.04% of average loans on a non-annualized basis, reflecting a linked-quarter improvement of five basis points and a year-over-year improvement of two basis points.

Reflecting the linked-quarter decline in net charge-offs and a $3.0 million increase in the loan loss provision to $18.0 million, the allowance for losses on non-covered loans rose $4.9 million from the June 30th balance to $139.4 million, representing 33.44% of non-performing non-covered loans and 0.55% of total non-covered loans at September 30, 2011. At the end of June, the comparable measures were 26.73% and 0.55%, respectively, and at the end of December, the comparable measures were 25.45% and 0.67%.

Securities
Securities represented $5.1 billion, or 12.3%, of total assets at September 30, 2011, down $521.3 million, or 9.2%, from the June 30th balance and up $358.7 million from the balance at December 31, 2010. The three-month decline was the result of the drop in market interest rates over the course of the quarter, which triggered an increase in the repayment of securities.  Held-to-maturity securities declined $858.1 million to $4.6 billion on a linked-quarter basis, while available-for-sale securities rose $336.8 million to $499.1 million. The increase in available-for-sale securities over the quarter primarily reflects the purchase of GSE debt securities.

Funding Sources
Deposits totaled $22.8 billion at September 30, 2011, up $954.9 million from the June 30th balance and $943.6 million from the balance at year-end 2010. Non-interest-bearing deposits accounted for the bulk of the increase, rising $772.8 million and $884.7 million, respectively, to $2.7 billion over the three- and nine-month periods.  In addition, certificates of deposit ("CDs") rose $298.3 million linked-quarter, to $7.5 billion and were down $306.5 million from the balance at December 31st.

Wholesale borrowings rose $397.7 million to $12.4 billion over the course of the quarter and represented 29.5% of total assets at September 30, 2011.  Federal Home Loan Bank ("FHLB") advances represented $8.3 billion, or 66.7%, of the third quarter-end balance, while repurchase agreements represented $4.1 billion, or 33.3%.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	5

Stockholders’ Equity
Stockholders’ equity totaled $5.6 billion at the end of September, up $13.5 million from the June 30th balance and $47.4 million from the balance at December 31, 2010.  The September 30th balance was equivalent to 13.28% of total assets and a book value per share of $12.74.

Tangible stockholders' equity rose $19.6 million and $68.0 million, respectively, over the three and nine months ended September 30, 2011 to $3.1 billion, representing 7.80% of tangible assets and a tangible book value per share of $7.04.  Excluding AOCL, the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets equaled 7.92% at the third quarter-end.(3)

The Company’s subsidiary banks also reported solid levels of capital at the end of the third quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act.  At September 30, 2011, New York Community Bank and New York Commercial Bank had respective Tier 1 leverage capital ratios of 8.79% and 11.53%, exceeding the minimum required for “well capitalized” classification by 379 and 653 basis points, respectively.

Earnings Summary for the Three Months Ended September 30, 2011

The Company generated GAAP earnings of $119.8 million, or $0.27 per diluted share, in the current third quarter, as compared to $119.5 million, or $0.27 per diluted share, in the trailing quarter and $135.6 million, or $0.31 per diluted share, in the third quarter of 2010.

Included in the Company's third quarter 2011 GAAP earnings was an after-tax net gain of $4.0 million, or $0.01 per diluted share, on the sale of certain securities, which was modestly tempered by after-tax severance charges of $1.4 million.  Excluding these items, the Company generated operating earnings of $117.1 million, or $0.27 per diluted share, in the three months ended September 30, 2011.(2)

In the second quarter of this year, the Company's GAAP earnings included an after-tax net gain of $11.2 million, or $0.03 per diluted share, on the sale of certain securities, and a $5.9 million, or $0.01 per diluted share, after-tax gain on the disposition of its insurance premium financing business. Together, these items more than offset the impact of an after-tax loss of $10.8 million, or $0.03 per diluted share, on the other-than-temporary impairment (“OTTI”) of certain securities.  Excluding these items, the Company generated operating earnings of $113.2 million, or $0.26 per diluted share, in the second quarter of 2011.(2)

In the third quarter of 2010, the Company's GAAP earnings included a $2.4 million after-tax gain on the repurchase of certain trust-preferred securities, which more than offset the impact of a $1.2 million after-tax merger-related charge. Excluding these items, the Company generated third quarter 2010 operating earnings of $134.4 million, or $0.31 per diluted share.(2)

Net Interest Income
Net interest income totaled $295.0 million in the current third quarter, representing a linked-quarter decrease of $7.0 million and a year-over-year increase of $8.8 million.

Linked-Quarter Comparison
At $166.9 million, the interest expense recorded in the current third quarter was consistent with the trailing-quarter level; however, the level of interest income declined $7.1 million to $461.9 million during the same time.  A combination of factors contributed to the linked-quarter reduction in interest income, including: (1) a decline in market interest rates over the course of the quarter and the origination of loans at lower yields than those in the existing portfolio; (2) a decline in repayments and refinancing activity in the Company's multi-family lending niche; and (3) a $13.7 million decline in prepayment penalty income to $12.1 million from the level recorded in the trailing three-month period.

The amount of prepayment penalty income recorded in any given quarter is not only a function of repayment and refinancing levels but also the number of years remaining on each loan that repays or refinances during that time. The number of years dictates the number of prepayment penalty points that are charged on the remaining principal balance, based on a sliding scale of five points to one.

The linked-quarter decline in interest income was somewhat tempered by a $1.1 billion increase in the average balance of interest-earning assets, to $35.6 billion, as the average balance of loans rose $664.7 million to $29.3 billion, and the average balance of securities rose $412.8 million to $6.3 billion.  Reflecting the decline in market interest rates, the average yield on loans fell 24 basis points linked-quarter to 5.46%, and the average yield on securities declined 21 basis points to 3.94%.  Prepayment penalty income added 17 basis points to the average yield on loans in the current third quarter, down from 36 basis points in the second quarter of this year.

Another factor contributing to the linked-quarter decline in net interest income was the discrepancy between the decline in asset yields and the drop in funding costs.  While asset yields fell substantially, the decline in funding costs was far more modest, as the federal funds rate has now been maintained at a range of zero to 0.25 basis points for 11 consecutive quarters, limiting the extent to which funding costs could further decline.  Thus, while the average yield on assets fell 25 basis points, to 5.19%, over the course of the quarter, the average cost of funds declined three basis points to 2.00%.  However, prepayment penalty income added 14 basis points to the average yield on assets in the current third quarter, down from 30 basis points in the trailing three months.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	6

The decline in the Company's cost of funds occurred in tandem with a modest rise in average interest-bearing liabilities to $33.2 billion, as a $238.8 million decline in the average balance of interest-bearing deposits was exceeded by a $332.1 million rise in the average balance of borrowed funds to $13.4 billion.  The average cost of interest-bearing deposits fell three basis points during this time, to 0.76%, while the average cost of borrowed funds fell nine basis points to 3.84%.

Year-Over-Year Comparison
Although interest income fell $5.5 million year-over-year in the current third quarter, the decrease was exceeded by a $14.3 million decline in interest expense.

The decline in interest income was driven by a 27-basis point drop in the average yield on interest-earning assets, as the average yields on loans and securities fell 19 and 45 basis points, respectively, in the current third quarter from the average yields recorded in the three months ended September 30, 2010.  The impact of these declines was partly offset by a $1.4 billion increase in the average balance of interest-earning assets, as the average loan portfolio rose $308.3 million and the average securities portfolio rose $1.1 billion year-over-year. In addition, prepayment penalty income was $8.2 million higher in the current third quarter than it was in the year-earlier quarter, largely reflecting an increase in refinancing activity.

The year-over-year decrease in interest expense was largely a function of the historically low federal funds rate, the downward repricing of the Company's interest-bearing liabilities, and a strategic reduction in higher-cost CDs.  Reflecting these factors, the average cost of funds fell 13 basis points year-over-year, as the average cost of interest-bearing deposits declined 24 basis points in tandem with a $528.7 million decline in the average balance of such funds.  While the average balances of NOW and money market accounts and savings accounts rose year-over-year, the average balance of CDs declined by $1.1 billion; in addition, the average cost of such funds fell 24 basis points.

Interest Rate Spread and Net Interest Margin
Reflecting the same factors that led to the reductions in net interest income, the Company's interest rate spread declined 22 and 14 basis points, respectively, to 3.19% in the current third quarter from the measures recorded in the trailing and year-earlier three months.  Similarly, the Company's margin declined 17 basis points to 3.33% on a linked-quarter basis, and was down three basis points from the measure recorded in the third quarter of 2010.

Prepayment penalty income added 14 basis points to the Company's margin in the current third quarter, down from 30 basis points in the trailing quarter and five basis points in the third quarter of 2010.  Excluding prepayment penalty income, the margin declined a single basis point on a linked-quarter basis and 12 basis points year-over-year, to 3.19%.(4)

Provision for Loan Losses
In the third quarter of 2011, the Company recorded a provision for losses on non-covered loans of $18.0 million, up $3.0 million on a linked-quarter basis and down $14.0 million year-over-year.

In the second quarter of this year, the Company also recorded an $8.7 million provision for covered loans (largely as a result of credit deterioration in certain portfolios acquired in its two FDIC-assisted transactions), which was largely offset by FDIC indemnification income of $7.6 million, recorded in non-interest income.

Non-Interest Income
The Company has four ongoing sources of non-interest income: mortgage banking income, fee income, income from bank-owned life insurance ("BOLI"), and other income, the latter consisting primarily of revenues from the sale of third-party investment products and revenues generated by a New York Community Bank subsidiary, Peter B. Cannell & Co., Inc.  In the three months ended September 30, 2011, revenues from these four ongoing sources totaled $51.3 million, as compared to $40.8 million in the trailing quarter and $107.1 million in the three months ended September 30, 2010.

The majority of the linked-quarter increase was attributable to mortgage banking income, which more than doubled to $24.3 million from $11.8 million over the three months ended September 30, 2011.  While the linked-quarter increase in mortgage banking income was attributable to a rise in originations, as residential mortgage rates fell to the lowest level in six decades, the year-over-year decline of $52.2 million was attributable to a marked decrease in refinancing activity and new home purchases from the levels experienced in the third quarter of 2010.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	7

In addition to the revenues generated by fee income, BOLI income, mortgage banking income, and other income in the three months ended September 30, and June 30, 2011, the Company's non-interest income included respective net gains of $6.7 million and $18.7 million on the sale of certain securities.  In the second quarter of this year, non-interest income was further increased by a $9.8 million gain on business disposition and FDIC indemnification income of $7.6 million, which largely offset the impact of an $18.1 million OTTI loss on certain preferred stock.  Reflecting the respective items, non-interest income totaled $58.1 million in the current third quarter and $58.9 million in the second quarter of this year.

Non-Interest Expense
Non-interest expense consists of operating expenses (comprised of compensation and benefits, occupancy and equipment, and general and administrative, or G&A, expenses) and the amortization of core deposit intangibles ("CDI").  In the three months ended September 30, 2011, non-interest expense totaled $152.6 million, reflecting a linked-quarter reduction of $2.4 million and a more modest reduction from the year-earlier amount.

Operating expenses accounted for $146.5 million of non-interest expense in the current third quarter, reflecting a $1.4 million reduction from the trailing-quarter level and a modest increase from the year-earlier amount.  The linked-quarter decline was the net effect of a $5.0 million decrease in G&A expense to $47.9 million, a modest decrease in occupancy and equipment expense to $21.7 million, and a $3.7 million increase in compensation and benefits expense to $76.9 million, primarily reflecting severance charges of $2.3 million.

Income Tax Expense
The Company recorded income tax expense of $62.7 million in the current third quarter, modestly higher than the trailing-quarter level and $11.9 million less than the level recorded in the third quarter of 2010.   While pre-tax income rose modestly to $182.4 million on a linked-quarter basis, the year-over-year comparison reflects a decline of $27.8 million.  In addition, the effective tax rate was 34.4% in the three months ended September 30, and June 30, 2011, as compared to 35.5% in the third quarter of 2010.  The difference between the Company's current and year-earlier pre-tax income is primarily attributable to the year-over-year decline in mortgage banking income from originations and the impact of declining market interest rates on asset yields and, thus, net interest income.

About New York Community Bancorp, Inc.
With assets of $42.0 billion at September 30, 2011, New York Community Bancorp, Inc. is currently the 21st largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents.  The Company has two bank subsidiaries:  New York Community Bank, a thrift with 241 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength:  Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.  Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank.  Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call
As previously announced, the Company will host a conference call on Wednesday, October 19, 2011, at 9:30 a.m. (Eastern Time) to discuss its third quarter 2011 performance and strategies.  The conference call may be accessed by dialing 800-895-0198 (for domestic calls) or 785-424-1053 (for international calls) and providing the following access code: 3Q11NYCB.  A replay will be available approximately two hours following completion of the call through midnight on October 23rd, and may be accessed by calling 800-283-4783 (domestic) or 402-220-0859 (international) and providing the same access code.  The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 16, 2011.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	8

Forward-Looking Statements

This earnings release and the associated conference call include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time.  Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2010 and our Form 10-Qs for the quarters ended March 31, and June 30, 2011, including in the Risk Factors section of those and other SEC reports.  Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, our conference call, during investor presentations, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

-     Financial Statements and Highlights Follow     -

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	9

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$1,596,680	$1,927,542
Securities:
Available-for-sale	499,065	652,956
Held-to-maturity	4,648,551	4,135,935
Total securities	5,147,616	4,788,891
Loans held for sale	1,005,266	1,207,077
Non-covered mortgage loans held for investment:
Multi-family	17,268,521	16,801,868
Commercial real estate	6,572,638	5,438,270
Acquisition, development, and construction	481,598	569,193
One-to-four family	138,685	170,392
Total non-covered mortgage loans held for investment	24,461,442	22,979,723
Non-covered other loans held for investment	670,492	727,771
Total non-covered loans held for investment	25,131,934	23,707,494
Less: Allowance for losses on non-covered loans	(139,379)	(158,942)
Non-covered loans held for investment, net	24,992,555	23,548,552
Covered loans	3,873,294	4,297,869
Less: Allowance for losses on covered loans	(20,611)	(11,903)
Covered loans, net	3,852,683	4,285,966
Total loans, net	29,850,504	29,041,595
Federal Home Loan Bank stock, at cost	442,590	446,014
Premises and equipment, net	245,497	233,694
FDIC loss share receivable	728,355	814,088
Goodwill	2,436,131	2,436,159
Core deposit intangibles, net	57,116	77,734
Other assets (includes $84,113 and $62,412, respectively, of other real estate owned covered by
loss sharing agreements)	1,464,539	1,424,972
Total assets	$41,969,028	$41,190,689

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,588,686	$8,235,825
Savings accounts	3,898,283	3,885,785
Certificates of deposit	7,528,701	7,835,161
Non-interest-bearing accounts	2,736,977	1,852,280
Total deposits	22,752,647	21,809,051
Borrowed funds:
Wholesale borrowings	12,379,630	12,500,659
Junior subordinated debentures	426,890	426,992
Other borrowings	608,557	608,465
Total borrowed funds	13,415,077	13,536,116
Other liabilities	227,733	319,302
Total liabilities	36,395,457	35,664,469
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 437,426,665 and 435,646,845 shares issued,
and 437,421,005 and 435,646,845 shares outstanding, respectively)	4,374	4,356
Paid-in capital in excess of par	5,304,469	5,285,715
Retained earnings	316,572	281,844
Treasury stock, at cost (5,660 shares)	(69)	--
Accumulated other comprehensive loss, net of tax:
Net unrealized (loss) gain on securities available for sale, net of tax	(2,324)	12,600
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(13,953)	(20,572)
Pension and post-retirement obligations, net of tax	(35,498)	(37,723)
Total accumulated other comprehensive loss, net of tax	(51,775)	(45,695)
Total stockholders’ equity	5,573,571	5,526,220
Total liabilities and stockholders’ equity	$41,969,028	$41,190,689

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	10

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2011	2010	2011	2010
Interest Income:
Mortgage and other loans	$400,114	$408,292	$410,178	$1,224,348	$1,241,021
Securities and money market investments	61,777	60,716	57,252	177,474	191,974
Total interest income	461,891	469,008	467,430	1,401,822	1,432,995

Interest Expense:
NOW and money market accounts	9,095	10,398	12,542	30,647	45,386
Savings accounts	3,696	4,206	4,824	12,029	16,369
Certificates of deposit	25,173	24,952	33,847	77,099	108,727
Borrowed funds	128,960	127,508	130,029	381,884	387,540
Total interest expense	166,924	167,064	181,242	501,659	558,022
Net interest income	294,967	301,944	286,188	900,163	874,973
Provision for losses on non-covered loans	18,000	15,000	32,000	59,000	74,000
Provision for losses on covered loans	--	8,708	--	8,708	--
Net interest income after provisions for loan losses	276,967	278,236	254,188	832,455	800,973

Non-Interest Income:
Fee income	11,544	12,143	13,403	35,586	41,456
Bank-owned life insurance	6,890	7,564	6,792	21,343	20,968
Net gain (loss) on sales of securities	6,734	18,743	--	35,469	(8
Gain on business disposition	--	9,823	--	9,823	--
Loss on other-than-temporary impairment of securities	--	(18,124	--	(18,124	--
Mortgage banking income	24,274	11,774	76,465	55,986	143,497
FDIC indemnification income	--	7,624	--	7,624	--
Gain on business acquisition	--	--	--	--	2,883
Other income	8,627	9,341	10,443	27,860	25,867
Total non-interest income	58,069	58,888	107,103	175,567	234,663

Non-Interest Expense:
Operating expenses:
Compensation and benefits	76,898	73,218	72,874	222,184	207,571
Occupancy and equipment	21,711	21,770	22,019	65,421	65,799
General and administrative	47,918	52,912	48,378	146,139	132,244
Total operating expenses	146,527	147,900	143,271	433,744	405,614
Amortization of core deposit intangibles	6,089	7,144	7,818	20,618	23,593
Total non-interest expense	152,616	155,044	151,089	454,362	429,207
Income before income taxes	182,420	182,080	210,202	553,660	606,429
Income tax expense	62,670	62,621	74,593	191,275	215,244
Net Income	$119,750	$119,459	$135,609	$362,385	$391,185

Basic earnings per share	$0.27	$0.27	$0.31	$0.82	$0.90
Diluted earnings per share	$0.27	$0.27	$0.31	$0.82	$0.90

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	11

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND OPERATING EARNINGS

(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that our operating earnings are an important indication of our ability to generate earnings through our fundamental banking business.  Since they exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings, although non-GAAP, provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended September 30, 2011, June 30, 2011, and September 30, 2010 and for the nine months ended September 30, 2011 and 2010 follow:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2011	2011	2010	2011	2010
GAAP Earnings	$119,750	$119,459	$135,609	$362,385	$391,185
Adjustments to GAAP earnings:
Gain on sales of securities	(6,734)	(18,743)	--	(35,469)	--
Severance charges	2,300	--	--	2,300	--
Gain on business disposition	--	(9,823)	--	(9,823)	--
Loss on other-than-temporary impairment of securities	--	18,124	--	18,124	--
Gain on business acquisition	--	--	--	--	(2,883)
Gain on debt repurchases	--	--	(2,441)	--	(2,441)
Acquisition-related costs	--	--	2,090	--	5,228
Income tax effect	1,782	4,143	(838)	9,941	(852)
Operating earnings	$117,098	$113,160	$134,420	$347,458	$390,237

Diluted GAAP Earnings per Share	$0.27	$0.27	$0.31	$0.82	$0.90
Adjustments to diluted GAAP earnings per share:
Gain on sales of securities	(0.01)	(0.03)	--	(0.05)	--
Severance charges	0.01	--	--	0.01	--
Gain on business disposition	--	(0.01)	--	(0.01)	--
Loss on other than temporary impairment of securities	--	0.03	--	0.02	--
Gain on business acquisition	--	--	--	--	--
Gain on debt repurchases	--	--	--	--	(0.01)
Acquisition-related costs	--	--	--	--	--
Diluted operating earnings per share	$0.27	$0.26	$0.31	$0.79	$0.89

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	12

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND CASH EARNINGS

(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity.  (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 13 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity.  For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP.  Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended September 30, 2011, June 30, 2011, and September 30, 2010 and for the nine months ended September 30, 2011 and 2010 follow:

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2011	2011	2010	2011	2010
GAAP Earnings	$119,750	$119,459	$135,609	$362,385	$391,185
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	4,139	4,005	3,821	11,756	11,884
Associated tax effects	266	613	431	2,518	1,534
Dividends on unallocated ESOP shares	--	--	75	--	225
Loss on other-than-temporary impairment of securities	--	10,800	--	10,800	--
Amortization of core deposit intangibles	6,089	7,144	7,818	20,618	23,593
Total additional contributions to tangible stockholders’ equity (1)	10,494	22,562	12,145	45,692	37,236
Cash earnings	$130,244	$142,021	$147,754	$408,077	$428,421

Diluted GAAP Earnings per Share	$0.27	$0.27	$0.31	$0.82	$0.90
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01	0.03	0.03
Associated tax effects	--	--	--	0.01	--
Dividends on unallocated ESOP shares	--	--	--	--	--
Loss on other-than-temporary impairment of securities	--	0.03	--	0.03	--
Amortization of core deposit intangibles	0.02	0.02	0.02	0.05	0.06
Total additions	0.03	0.06	0.03	0.12	0.09
Diluted cash earnings per share	$0.30	$0.33	$0.34	$0.94	$0.99

Cash Earnings Data:
Cash return on average assets	1.26%	1.39%	1.43%	1.33%	1.36%
Cash return on average tangible assets (1)	1.34	1.48	1.52	1.42	1.44
Cash return on average stockholders’ equity	9.47	10.41	11.05	9.91	10.68
Cash return on average tangible stockholders’ equity (1)	17.34	19.23	20.94	18.22	20.28
Cash efficiency ratio (2)	40.33	37.97	35.46	38.58	35.48

(1)	Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 13 of this release.
(2)
We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	13

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our performance.  We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP.  Moreover, the manner in which we calculate these measures may differ from that of other companies reporting measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended September 30, 2011, June 30, 2011, and December 31, 2010 and the nine months ended September 30, 2011 and 2010 follow:

	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Dec. 31,	Sept. 30,	Sept. 30,
	2011	2011	2010	2011	2010
(in thousands)
Total Stockholders’ Equity	$5,573,571	$5,560,103	$5,526,220	$5,573,571	$5,490,466
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,159)	(2,436,131)	(2,436,325)
Core deposit intangibles	(57,116)	(63,205)	(77,734)	(57,116)	(85,407)
Tangible stockholders’ equity	$3,080,324	$3,060,767	$3,012,327	$3,080,324	$2,968,734

Total Assets	$41,969,028	$40,602,625	$41,190,689	$41,969,028	$41,701,607
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,159)	(2,436,131)	(2,436,325)
Core deposit intangibles	(57,116)	(63,205)	(77,734)	(57,116)	(85,407)
Tangible assets	$39,475,781	$38,103,289	$38,676,796	$39,475,781	$39,179,875

Tangible Stockholders’ Equity	$3,080,324	$3,060,767	$3,012,327	$3,080,324	$2,968,734
Add back: Accumulated other comprehensive loss, net of tax	51,775	50,402	45,695	51,775	35,611
Adjusted tangible stockholders’ equity	$3,132,099	$3,111,169	$3,058,022	$3,132,099	$3,004,345

Tangible Assets	$39,475,781	$38,103,289	$38,676,796	$39,475,781	$39,179,875
Add back: Accumulated other comprehensive loss, net of tax	51,775	50,402	45,695	51,775	35,611
Adjusted tangible assets	$39,527,556	$38,153,691	$38,722,491	$39,527,556	$39,215,486

Average Stockholders’ Equity	$5,501,226	$5,458,017	$5,522,942	$5,490,364	$5,349,926
Less: Average goodwill and core deposit intangibles	(2,497,076)	(2,503,966)	(2,519,028)	(2,504,078)	(2,533,689)
Average tangible stockholders’ equity	$3,004,150	$2,954,051	$3,003,914	$2,986,286	$2,816,237

Average Assets	$41,261,984	$40,853,788	$41,047,792	$40,944,948	$42,113,447
Less: Average goodwill and core deposit intangibles	(2,497,076)	(2,503,966)	(2,519,028)	(2,504,078)	(2,533,689)
Average tangible assets	$38,764,908	$38,349,822	$38,528,764	$38,440,870	$39,579,758

Net Income	$119,750	$119,459	$149,832	$362,385	$391,185
Add back: Amortization of core deposit intangibles, net of tax	3,653	4,286	4,681	12,371	14,392
Adjusted net income	$123,403	$123,745	$154,513	$374,756	$405,577

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	14

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS

(dollars in thousands)

(unaudited)

	For the Three Months Ended September 30,
	2011				2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$29,307,784	$400,114	5.46%		$28,999,495	$410,178	5.65%
Securities and money market investments	6,271,884	61,777	3.94		5,212,610	57,252	4.39
Total interest-earning assets	35,579,668	461,891	5.19		34,212,105	467,430	5.46
Non-interest-earning assets	5,682,316				7,187,234
Total assets	$41,261,984				$41,399,339
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,568,443	$9,095	0.42%		$8,045,495	$12,542	0.62%
Savings accounts	3,923,401	3,696	0.37		3,900,662	4,824	0.49
Certificates of deposit	7,332,241	25,173	1.36		8,406,674	33,847	1.60
Total interest-bearing deposits	19,824,085	37,964	0.76		20,352,831	51,213	1.00
Borrowed funds	13,350,451	128,960	3.84		13,356,185	130,029	3.87
Total interest-bearing liabilities	33,174,536	166,924	2.00		33,709,016	181,242	2.13
Non-interest-bearing deposits	2,219,795				1,818,911
Other liabilities	366,427				522,056
Total liabilities	35,760,758				36,049,983
Stockholders’ equity	5,501,226				5,349,356
Total liabilities and stockholders’ equity	$41,261,984				$41,399,339
Net interest income/interest rate spread		$294,967	3.19%			$286,188	3.33%
Net interest margin			3.33%				3.36%
Ratio of interest-earning assets to interest-bearing liabilities			1.07	x			1.01	x

Core deposits (1)	$14,711,639	$12,791	0.34%		$13,765,068	$17,366	0.50%

(1)	Refers to all deposits other than certificates of deposit.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	15

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	September 30, 2011				June 30, 2011
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$29,307,784	$400,114	5.46%		$28,643,118	$408,292	5.70%
Securities and money market investments	6,271,884	61,777	3.94		5,859,082	60,716	4.15
Total interest-earning assets	35,579,668	461,891	5.19		34,502,200	469,008	5.44
Non-interest-earning assets	5,682,316				6,351,588
Total assets	$41,261,984				$40,853,788
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,568,443	$9,095	0.42%		$8,794,496	$10,398	0.47%
Savings accounts	3,923,401	3,696	0.37		4,022,838	4,206	0.42
Certificates of deposit	7,332,241	25,173	1.36		7,245,588	24,952	1.38
Total interest-bearing deposits	19,824,085	37,964	0.76		20,062,922	39,556	0.79
Borrowed funds	13,350,451	128,960	3.84		13,018,339	127,508	3.93
Total interest-bearing liabilities	33,174,536	166,924	2.00		33,081,261	167,064	2.03
Non-interest-bearing deposits	2,219,795				1,988,889
Other liabilities	366,427				325,621
Total liabilities	35,760,758				35,395,771
Stockholders’ equity	5,501,226				5,458,017
Total liabilities and stockholders’ equity	$41,261,984				$40,853,788
Net interest income/interest rate spread		$294,967	3.19%			$301,944	3.41%
Net interest margin			3.33%				3.50%
Ratio of interest-earning assets to interest-bearing liabilities			1.07	x			1.04	x

Core deposits (1)	$14,711,639	$12,791	0.34%		$14,806,223	$14,604	0.40%

(1)	Refers to all deposits other than certificates of deposit.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	16

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS

(dollars in thousands)

(unaudited)

	For the Nine Months Ended
	September 30, 2011				September 30, 2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,816,967	$1,224,348	5.67%		$28,617,776	$1,241,021	5.78%
Securities and money market investments	5,773,211	177,474	4.10		5,650,228	191,974	4.53
Total interest-earning assets	34,590,178	1,401,822	5.40		34,268,004	1,432,995	5.58
Non-interest-earning assets	6,354,770				7,845,443
Total assets	$40,944,948				$42,113,447
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,598,278	$30,647	0.48%		$8,210,458	$45,386	0.74%
Savings accounts	3,952,332	12,029	0.41		3,880,299	16,369	0.56
Certificates of deposit	7,405,528	77,099	1.39		8,791,306	108,727	1.65
Total interest-bearing deposits	19,956,138	119,775	0.80		20,882,063	170,482	1.09
Borrowed funds	13,140,027	381,884	3.88		13,667,543	387,540	3.79
Total interest-bearing liabilities	33,096,165	501,659	2.03		34,549,606	558,022	2.16
Non-interest-bearing deposits	2,008,140				1,766,781
Other liabilities	350,279				447,134
Total liabilities	35,454,584				36,763,521
Stockholders’ equity	5,490,364				5,349,926
Total liabilities and stockholders’ equity	$40,944,948				$42,113,447
Net interest income/interest rate spread		$900,163	3.37%			$874,973	3.42%
Net interest margin			3.47%				3.40%
Ratio of interest-earning assets to interest-bearing liabilities			1.05	x			0.99	x

Core deposits (1)	$14,558,750	$42,676	0.39%		$13,857,538	$61,755	0.60%

(1)	Refers to all deposits other than certificates of deposit.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	17

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2011	2010	2011	2010
GAAP EARNINGS DATA:
Net income	$119,750	$119,459	$135,609	$362,385	$391,185
Basic earnings per share	0.27	0.27	0.31	0.82	0.90
Diluted earnings per share	0.27	0.27	0.31	0.82	0.90
Return on average assets	1.16%	1.17%	1.31%	1.18%	1.24%
Return on average tangible assets (1)	1.27	1.29	1.44	1.30	1.37
Return on average stockholders’ equity	8.71	8.75	10.14	8.80	9.75
Return on average tangible stockholders’ equity (1)	16.43	16.76	19.89	16.73	19.20
Efficiency ratio (2)	41.50	40.99	36.43	40.32	36.55
Operating expenses to average assets	1.42	1.45	1.38	1.41	1.28
Interest rate spread	3.19	3.41	3.33	3.37	3.42
Net interest margin	3.33	3.50	3.36	3.47	3.40
Shares used for basic EPS computation	436,243,926	436,179,448	434,375,863	435,980,390	433,519,634
Shares used for diluted EPS computation	436,277,566	436,616,952	434,843,872	436,351,749	433,889,666

OPERATING EARNINGS DATA: (3)
Operating earnings	$117,098	$113,160	$134,420	$347,458	$390,237
Basic operating earnings per share	0.27	0.26	0.31	0.79	0.90
Diluted operating earnings per share	0.27	0.26	0.31	0.79	0.89
Return on average assets	1.14%	1.11%	1.30%	1.13%	1.24%
Return on average tangible assets (1)	1.25	1.23	1.43	1.25	1.36
Return on average stockholders’ equity	8.51	8.29	10.05	8.44	9.73
Return on average tangible stockholders’ equity (1)	16.08	15.90	19.73	16.07	19.16
Operating efficiency ratio (2)	41.65	42.21	36.12	41.15	36.26

(1)	Please see the reconciliations of our GAAP and non-GAAP capital measures on page 13 of this release.
(2)	We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of our GAAP and operating earnings on page 11 of this release.
(3)	Please see the reconciliations of our GAAP and operating earnings on page 11 of this release.

New York Community Bancorp, Inc. Reports 3rd Quarter 2011 Earnings	18

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(unaudited)

	At or for the Three Months Ended
	September 30,	June 30,	December 31,
	2011	2011	2010
CAPITAL MEASURES:
Book value per share	$12.74	$12.71	$12.69
Tangible book value per share (1)	7.04	7.00	6.91
Stockholders’ equity to total assets	13.28%	13.69%	13.42%
Tangible stockholders’ equity to tangible assets (1)	7.80	8.03	7.79
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss,
net of tax (1)	7.92	8.15	7.90

ASSET QUALITY RATIOS:
Non-performing non-covered loans to total loans	1.44%	1.76%	2.23%
Non-performing non-covered assets to total assets	1.24	1.38	1.58
Allowance for losses on non-covered loans to non-performing non-covered loans	33.44	26.73	25.45
Allowance for losses on non-covered loans to total non-covered loans	0.55	0.55	0.67
Net charge-offs during the period to average loans outstanding during the period (non-annualized)	0.04	0.09	0.05
Net charge-offs during the period to the average allowance for losses on non-covered loans during
the period	9.71	18.26	8.91

(1)	Please see the reconciliations of our GAAP and non-GAAP capital measures on page 13 of this release.

Footnotes to the Text

(1)	Please see the reconciliations of our GAAP and cash earnings on page 12 of this release.
(2)	Please see the reconciliations of our GAAP and operating earnings on page 11 of this release.
(3)	Please see the reconciliations of our GAAP and non-GAAP capital measures on page 13 of this release.
(4)	Prepayment penalty income contributed 14 basis points to the Company’s net interest margin in the current third quarter, as compared to 30 basis points and five basis points, respectively, in the trailing and year-earlier three months.
(5)	We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings on page 11 of this release.